Automatic Reinsurance Agreement No.

C-TAR0410T01

Between

AXA EQUITABLE LIFE INSURANCE COMPANY

(AXA Equitable)

New York, New York

MONY LIFE INSURANCE COMPANY

(MONY)

New York, New York

(Hereinafter each company, severally and not jointly, referred to as the CEDING COMPANY)

And

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

PURCHASE, NEW YORK

(Hereinafter called the REINSURER)

Reinsurer Treaty No. 0018-64; 4101-08

Effective April 1, 2010

CONTENTS

Articles

The CEDING COMPANY shall cede reinsurance to the REINSURER in accordance with the terms of this AGREEMENT.

Article I – Automatic Coverage

A.	Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on an excess quota-share basis. The REINSURER’S percentage of participation in each risk ceded will be shown in Schedule A.

B.	For policies listed in Schedule A with an issue date on or after the effective date of this AGREEMENT, the CEDING COMPANY will cede and the REINSURER will automatically accept its share of the excess risk, in accordance with the terms and conditions of this AGREEMENT, if all of the following conditions are met for each insured life:

1.	For each risk on which reinsurance is ceded, the CEDING COMPANY will retain the appropriate retention amount, as specified in Schedule A, at the time of issue, taking into account both currently issued and previously issued policies. The CEDING COMPANY’s maximum retention limit must be greater than zero to cede business to the REINSURER. The CEDING COMPANY will include any amounts issued by affiliated companies and may include amounts assumed via reinsurance in its per life retention calculation. Affiliates is defined as a company within the AXA Financial Inc. Holding Company Group. The CEDING COMPANY may cede part of its retention to other companies within the global AXA Group.

2.	The total amount of reinsurance including contractual increases, and the amount already reinsured on that life under this AGREEMENT and all other agreements between the REINSURER and the CEDING COMPANY does not exceed the Total REINSURER Automatic Binding Limits set out in Schedule A.

3.	The jumbo limit, as shown in Schedule A, is not exceeded. The per life jumbo limit is defined as the total face amount in-force and applied for in all companies. For coverage with contractual increases issued by the CEDING COMPANY or its affiliates (e.g. Return of Premium Rider), the ultimate face amount will be used in calculating the jumbo limit.

Policies being replaced may be excluded from the “amount in-force” defined above, if either of the following conditions is met:

1)	An existing term or permanent product is to be replaced, with or without a 1035 exchange, and CEDING COMPANY has been provided with and submitted to the insurer an absolute assignment form, and/or

2)	An internal replacement situation where an equal or greater amount of inforce coverage is being issued.

The CEDING COMPANY assumes full responsibility to effect the cancellation of the policy being replaced, concurrently with the issuance of the replacement policy. If the cancellation does not occur in a timely manner and this results in the new policy exceeding the jumbo limit, the REINSURER has the right (at the point when the REINSURER is made aware of the jumbo violation) to decline reinsurance on the new policy and refund all related premiums. If the REINSURER exercises this right, then the policy will not be ceded under this AGREEMENT.

4.	The CEDING COMPANY has not, within three years prior to the date of application for the policy, made facultative application for reinsurance of the risk to the REINSURER or any other REINSURER unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this AGREEMENT.

5.	The insured(s) must be a permanent resident of the U.S. or Canada or a foreign national residing in a country shown in Schedule A.

6.	The risk is conventionally underwritten by the CEDING COMPANY according to the CEDING COMPANY’S standard underwriting practices, including those related to HIV testing. The CEDING COMPANY will use the underwriting manual, preferred underwriting guidelines, age and amount requirements and internal underwriting exception guidelines specified in SCHEDULE C for business reinsured under this AGREEMENT. The CEDING COMPANY will provide the REINSURER with thirty (30) days prior written notice of any proposed material changes to its underwriting guidelines affecting business to which this AGREEMENT applies.

7.	The plan is listed in Schedule A.

8.	The issuance and delivery of the insurance constituted the doing of business in a jurisdiction in which the CEDING COMPANY was properly licensed and the policy is authorized by the CEDING COMPANY’S corporate charter.

C.	The CEDING COMPANY will exclude classes of business from this automatic arrangement that fall outside the CEDING COMPANY’S policy issue criteria.

Article II – Facultative Underwriting Facility

A.	The CEDING COMPANY may submit any application on a plan or rider listed in Schedule A to any or all reinsurers for facultative underwriting consideration.

B.	The CEDING COMPANY will send to the REINSURER all information it has about the risk, including specifically but not limited to, copies of the application, medical examiners’ reports, attending physicians’ statements, inspection reports and other papers bearing on the insurability of the risk. Any other material information subsequently available to the CEDING COMPANY and which is pertinent to the underwriting of the risk shall be transmitted promptly to the REINSURER. Upon receipt of all information, the REINSURER will attempt to notify the CEDING COMPANY of its classification of the risk or its rejection of the risk within 48 hours. The CEDING COMPANY shall notify the REINSURER, in writing, whether it accepts or declines such offer. The REINSURER’S offer expires 120 days after the offer is made, unless the written offer specifically states otherwise.

C.	Sections A and B notwithstanding, the CEDING COMPANY retains the right to submit a risk for facultative coverage outside of this AGREEMENT. Any risk for which facultative reinsurance coverage is sought shall be ineligible for automatic reinsurance coverage under this AGREEMENT.

D.	The above submissions may not be made unless the issuance and delivery of the policy constituted the doing of business in a jurisdiction in which the CEDING COMPANY was properly licensed and the policy is authorized by the CEDING COMPANY’S corporate charter.

Article III – Reinsurance Premium Rates

A.	Plans of insurance listed in Schedule A will be reinsured on a yearly renewable term basis for the Net Amount At Risk on that portion of the policy which is reinsured with the REINSURER.

B.	The CEDING COMPANY will pay the REINSURER the reinsurance premiums described in Schedule B.

C.	The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

D.	Although the REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this AGREEMENT will not exceed the greater of:

1.	the reinsurance premium rates specified in Schedule B, and

2.	YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business.

If the REINSURER exercises its right to increase reinsurance premiums under this AGREEMENT in an amount greater than that required to ensure that the REINSURER will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the CEDING COMPANY for the reinsured policies, the CEDING COMPANY may recapture all of the reinsured policies on which reinsurance rates have been increased regardless of the reinsured policies’ duration in force. If the CEDING COMPANY elects to recapture reinsurance under this provision, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

Article IV – Reinsurance Administration

A.	Premium Reporting

a.	The CEDING COMPANY shall provide data and reports required under this AGREEMENT in a timely and complete manner and as provided by this AGREEMENT. Within thirty (45) days following the close of each month, the CEDING COMPANY shall provide the REINSURER with transaction file reports and in-force file reports. The CEDING COMPANY shall further provide reserve valuation reports on a quarterly basis.

b.	The CEDING COMPANY shall utilize electronic media for reporting purposes and shall consult with the REINSURER to determine a mutually-acceptable format. Any subsequent changes to the reporting format are subject to approval by the REINSURER prior to implementation. Each report shall include completed data fields as provided by SCHEDULE D.

c.	When reinsurance is reduced or changed, the CEDING COMPANY shall notify the REINSURER on the transaction file report.

In the event that the Ceding Company elects to deduct claims payments from its monthly statement, as provided for in Article XVIII, the following will apply:

Payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a life reinsured hereunder shall be made by deducting the reinsurance proceeds from the premium due the Reinsurer. The Ceding Company does reserve the right, however, to request a cash payment from the Reinsurer on any particular claim rather that deducting the payment from the premium due. The payment of reinsurance proceeds shall be in one lump sum, regardless of the method of settlement under the policy.

The Reinsurer may assert a good faith objection to the Ceding Company’s deduction of all or a portion of one or more claims deducted on the monthly reinsurance premium statement. Any such objection shall be made by providing notice to the Ceding Company Claims Department in writing, including facsimile or email, and providing such detail concerning the dispute as reasonably necessary to allow the Ceding Company to respond. Upon notice to the Ceding Company, as described in the preceding paragraph, the Ceding Company shall credit the full amount in dispute to the Reinsurer’s 2nd billing statement following the notice of dispute pending resolution of the dispute.

For any claims paid by the Ceding Company within the accounting period, the Ceding Company will submit to the Reinsurer a statement of reinsured claims collected. This is an itemized listing of benefits including insured’s name, date of birth, gender, policy number, base/rider code, issue date, date of death, cause of death, face amount, and the Reinsurer’s portion of the claim amount.

The Ceding Company’s administrative process of netting claims on the monthly reinsurance premium statement shall not constitute an admission of liability by the Reinsurer. The Reinsurer retains all rights and remedies on netted settlements.

d.	The CEDING COMPANY shall provide the REINSURER with thirty (45) days prior written notice of any changes to plan codes for business reinsured under this AGREEMENT.

e.	The CEDING COMPANY shall report all conversions under this Agreement as two transactions: 1) terminating the original transaction under the original reinsurance treaty code identifier and original Ceding Company plan code; and 2) issuing the new policy under a new reinsurance treaty code identifier and a new Ceding Company plan code. Both transactions shall include at least the following fields: original reinsurance treaty number, original Ceding Company plan code, original policy number, original issue date, and original issue age. In no instance should there be a reporting lag of more than 6 months between the termination transaction and the issuing transaction.

f.	New York Reporting Requirements. The parties acknowledge that the REINSURER is required, in accordance with New York Regulation 11 NYCRR 92.1, to supply annual filings to the New York Department of Insurance related to the business it reinsures. In order for the REINSURER to comply with this requirement, the CEDING COMPANY shall, no later than January 31 of each year, send the REINSURER the required reporting information, as specified by the New York Department of Insurance from time to time, with respect to the business reinsured under this AGREEMENT. The current version of these requirements is described at http://www.ins.state.ny.us/lifersve.htm in the file entitled “Traditional Life EDP filing Instructions.” The CEDING COMPANY acknowledges that the REINSURER will rely upon the accuracy and completeness of the information submitted by the CEDING COMPANY for this purpose.

B.	If an amount is due the REINSURER, the amount due shall be remitted with the Reinsurance Statement, but no later than thirty (30) days from the month end date for the period covered by the Reinsurance Statement. If an amount is due the CEDING COMPANY, the REINSURER will remit such amount within thirty (30) days of receipt of the statement on undisputed amounts. All net amounts which are not paid within the due dates will be in default.

C.	Both parties reserve the right to charge interest when net amounts are in default. The interest rate charged shall be based on the ninety-(90) day U.S. Treasury bill rate as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus one hundred (100) basis points. The method of calculation shall be compounded interest (360-day year).

D.	The payment of reinsurance premiums is a condition to the liability of the REINSURER for reinsurance provided by this AGREEMENT. The REINSURER will have the right to terminate reinsurance under this AGREEMENT when premium payments are in default by giving thirty (30) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this thirty (30) day notice period, the REINSURER’S liability for all risks reinsurance associated with the defaulted premiums under this AGREEMENT will terminate; reinsurance of policies for which reinsurance premiums fall due subsequent to the month of the defaulted premiums will automatically terminate as of the close of the last day of this thirty (30) day notice period for each policy unless reinsurance premiums on those policies are paid on or before their remittance dates and this AGREEMENT remains in force as set forth below. For policies for which annual premium had been paid prior to the month of the defaulted premiums, reinsurance shall terminate as of the next policy anniversary. The first day of the thirty (30) days notice of termination will be the day the notice is received in the mail by the CEDING COMPANY at the address specified in Article XXIII E. as evidenced by a written receipt or if the mail is not used, the day it is delivered to the CEDING COMPANY, as evidenced by a written receipt.

If all premiums in default are received within the thirty day notice period set forth above, this AGREEMENT will remain in effect without change.

E.

If the CEDING COMPANY fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article VI, the amount of reinsurance coverage provided by the REINSURER shall not be reduced. However, once the underpayment is discovered, the CEDING COMPANY will be required to pay to the REINSURER the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Section C, above.

F.	If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the CEDING COMPANY returning the policy premiums to the appropriate party rather than paying the policy benefits, the REINSURER will refund net reinsurance premiums received on that policy to the CEDING COMPANY, accumulated at the same interest rate that the CEDING COMPANY returns the premiums to the applicant.

This refund given by the REINSURER will be in lieu of all other reinsurance benefits payable on that policy under this AGREEMENT. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

G.	Unearned reinsurance premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date through which a reinsurance premium has been paid.

H.	Premiums will be payable annually in advance. If the reinsurance is reduced, terminated or increased by reinstatement during the year, pro-rata adjustment will be made by the CEDING COMPANY and the REINSURER on all premium items.

Article V – Net Amount At Risk

A.	The reinsured Net Amount At Risk at issue is defined as the policy face amount less the amount retained by the CEDING COMPANY, and for automatic policies, multiplied by the REINSURER’S share as stated in Schedule A. After issue, any change in the policy Net Amount At Risk due to changes in the policy’s account value will be allocated proportionally between the CEDING COMPANY and the REINSURER based on the retention and the reinsured Net Amount At Risk at issue. For universal life plans, the Net Amount At Risk is calculated using the account value in effect at the policy anniversary.

B.	If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be administered as though it were the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are contractual, then the increase will be automatically accepted by the REINSURER, but the total amount of reinsurance is not to exceed the Total Reinsurer Automatic Binding Limits shown in Schedule B. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this AGREEMENT.

C.	Risk classification changes on facultatively reinsured policies will be subject to the REINSURER’S approval.

D.	The Ultimate Face Amount on policies with Increasing Death Benefits will be determined at policy issuance and will be the death benefit at the maximum attained age as shown under current values in the policy illustration.

To determine the allocated risk percentage of each policy’s face amount, the following calculations will be made:

% Ceded to REINSURER = REINSURER Share of Ultimate Face Amount / Ultimate Face Amount

To determine the REINSURER’S net amount at risk on a policy at any given time, the sum of the policy’s initial face amount and the current value of any applicable Increasing Death Benefit less the policy’s current account value, multiplied by the % Ceded to the REINSURER.

For the avoidance of doubt, the REINSURER’S liability for policies with Increasing Death Benefits is limited to net amount at risk as calculated in the preceding paragraph and in no event will ever exceed the REINSURER’S Automatic Binding Limits shown in Schedule A.

Article VI – Errors and Omissions

Unintentional clerical errors, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not invalidate the reinsurance hereunder provided the error, omission or misunderstanding is corrected promptly after discovery. Both companies shall be restored, to the extent possible, to the position they would have occupied had the error, omission or misunderstanding not occurred, but the liability of the Reinsurer under this Agreement shall in no event exceed the limits specified herein. The Reinsurer will not be responsible for negligent or deliberate acts or for repetitive errors in administration by the Ceding Company. If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar errors and take the actions necessary to avoid similar errors in the future.

Article VII – Recapture Privileges

A.	If, at any time, the CEDING COMPANY makes a change in its existing retention limits, as shown in Schedule A, it shall give prompt written notice thereof to the REINSURER.

B.	If the CEDING COMPANY changes its retention limits, it may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

1.	The CEDING COMPANY will notify the REINSURER of its intent to recapture under this Article within two (2) years after the date its Retention Limit increases and by providing irrevocable written notice at least ninety (90) days prior to any recaptures.

2.	No recapture will be made unless the policy has been in force fifteen (15) years for permanent life plans, and the end of the level term period for term life plans.

3.	Recapture will become effective on the policy anniversary date following the 90 day notification period set forth above.

4.	No recapture will be made unless the CEDING COMPANY retained its maximum retention limit, as listed in Section D of Schedule A, prior to the recapture. The amount that may be recaptured is the difference between the amount that the CEDING COMPANY could retain under its revised maximum dollar retention and the amount retained under the original maximum dollar retention limit.

5.	If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured. The CEDING COMPANY may not revoke its election to recapture for policies becoming eligible at future anniversaries.

6.	If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance, subject to the provisions of the applicable reinsurance agreements.

•	The CEDING COMPANY will not re-cede the business to non-affiliated companies for a period of at least 3 years once it has been recaptured.

•

The amount of reinsurance eligible for recapture is based on the current amount inforce as of the date of recapture. For a policy issued as a result of a conversion, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration period for the purpose of recapture will be measured from the effective date of the reinsurance on the original policy.

•	After the effective date of recapture, the REINSURER will not be liable for any reinsured policies or portions of such reinsured policies which have been recaptured.

•	The terms and conditions for the CEDING COMPANY to recapture reinsured policies, as a result of the insolvency of the REINSURER are set forth in Article XIV.

Article VIII – Terminations and Reductions

A.	Unless it is recaptured in accordance with Article VII, reinsurance under this AGREEMENT will remain in force as long as the reinsured policy remains in force without reduction except as set forth below in this Article.

B.	Termination or reductions will take place in accordance with the following rules:

1.

In the event of the reduction, lapse, or termination of a policy or policies reinsured under this AGREEMENT or any other agreement, the CEDING COMPANY will, in order to maintain its full retention, reduce or terminate reinsurance hereunder on that life. The reinsured amount will be reduced, effective on the same date, by the full amount of the reduction of the affected policies. The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If the amount of reduction applicable under this AGREEMENT exceeds the risk amount reinsured under this AGREEMENT, the reinsurance on the policy or policies will be terminated. The REINSURER will refund any unearned reinsurance premiums. If the reinsurance for a reinsured policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer. A reduction to one of the CEDING COMPANY’S policies not reinsured hereunder will require that the CEDING COMPANY maintain its retention as specified in Schedule A of this AGREEMENT.

2.	Termination or reduction of a wholly reinsured policy (e.g. facultative cases) will not affect other insurance in force.

C.	Whenever the total amount of insurance on a policy reduces to $25,000 or less, the reinsurance will be wholly recaptured.

Article IX – Reinstatement, Continuations, Extended Term and Reduced Paid Up Insurance

A.	Any policy originally automatically reinsured in accordance with the terms and conditions of this AGREEMENT by the CEDING COMPANY may be automatically reinstated with the REINSURER so long as the policy is reinstated in accordance with the underwriting guidelines of the CEDING COMPANY. Upon reinstatement of the reinsurance coverage, the CEDING COMPANY must pay the REINSURER all reinsurance premiums plus accrued interest for the period at the same interest rate it received on the insurance premium in arrears. The CEDING COMPANY will pay the REINSURER its share of reinsurance premiums corresponding to the amounts collected or charged for the reinstatement of such policy.

Whenever an application is made by the Policyholder for reinstatement in accordance with the terms of the policy and the policy was originally reinsured facultatively, copies of such application for reinstatement, any personal declaration or medical examination and any other underwriting document shall be forwarded by the CEDING COMPANY to the REINSURER together with an application for reinstatement of the reinsurance. Such application shall be sent to the REINSURER when reinstatement occurs ninety (90) days or more after the policy has lapsed, (one hundred and eighty (180) days for policies under $250,000). However, the REINSURER reserves the right to request papers on any reinstatement. The REINSURER shall notify the CEDING COMPANY promptly of its acceptance or declination of the application for reinstatement.

B.	When a policy is reinstated by the CEDING COMPANY, the reinsurance coverage shall be reconstructed in a like manner with respect to dating, coverage and back premiums, provided the treatment of these falls within the CEDING COMPANY’S normal rules.

C.	A continuation is a new policy replacing a policy issued earlier by the CEDING COMPANY or a change in an existing policy that is issued or made either:

1.	Under the terms of the original policy, or

2.	Without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original policy, or

3.	Without the maximum periods of suicide and contestability protection permitted by applicable law., or

4.	Without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original policy.

Continuations may include internal replacements, policy exchanges, term conversions, re-entries, and contractually permitted increases. Reinsurance on these policies stays with the REINSURER unless otherwise agreed.

Increases to the amount of reinsurance ceded due to continuations of reinsured policies will be subject to the REINSURER’S prior written approval, if:

a)	The new ultimate face amount of the policy, including any contractual increases, would be in excess of the Automatic Binding Limits in effect at the time of the change, as set out in Schedule A; or

b)	The new ultimate face amount of the policy, including any contractual increases, and the amount already in force in all companies on the same life exceeds the Jumbo Limits stated in Schedule A; or

c)	The policy was reinsured on a facultative basis; or

d)	Evidence of insurability is not obtained if required in the Company’s underwriting guidelines.

D.	Continuations must be reinsured under this AGREEMENT if the original policy was reinsured with the REINSURER under this AGREEMENT. The parties will allow continuations of policies reinsured under this Agreement, within the normal rules and practices of the Ceding Company, to alternative plans with the CEDING COMPANY or its affiliate companies, provided the original policy was reinsured with the REINSURER. Premium calculations will be made on a point in scale basis. The amount of reinsurance under this AGREEMENT will not exceed the amount of the reinsurance of the original policy with the REINSURER immediately prior to the continuation. The amount to be reinsured will be determined on the same basis as used for the original reinsured policy but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise in writing. Reinsurance will be on a YRT basis using point-in-scale rates.

E.	If the original policy lapses and continues as extended term or reduced paid-up insurance, reinsurance under this AGREEMENT will continue subject to recapture for any reduction as set forth above.

F.	If a policy exercises a last to die split option listed in Schedule A, the reinsurance will remain inforce on the new single life policies. The reinsurance will be split between the policies in the same proportion as the face amounts are split. Reinsurance rates will be the single life rates that correspond to the new policy, paid point-in-scale.

Article X – Liability

A.	The liability for automatic reinsurance ceded to the REINSURER under this AGREEMENT will commence simultaneously with that of the CEDING COMPANY. The REINSURER’S liability for facultative reinsurance on an individual risk shall begin simultaneously with the CEDING COMPANY’S liability once:

a)	the REINSURER has made a written offer on the application for facultative reinsurance;

b)	the CEDING COMPANY has accepted the REINSURER’S offer in writing in accordance with the terms of this AGREEMENT and the notification is received within one hundred and twenty (120) days of offer unless the written offer specifically states otherwise.

c)	the CEDING COMPANY has reported the risk in accordance with the terms of this AGREEMENT; and

d)	the CEDING COMPANY has remitted the applicable premium in accordance with the terms of this AGREEMENT, but no later than 240 days from the date of the REINSURER’S written facultative offer.

The REINSURER’S liability shall be subject to the terms and conditions of the accepted facultative offer.”

B.	The REINSURER will not be liable for risks covered under the CEDING COMPANY’S temporary insurance agreement.

C.	The liability of the REINSURER for all reinsurance under this AGREEMENT will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY’S contractual liability under the terms of its policies except to the extent provided in Article XI.

D.	The rights, obligations and duties of each ceding company under this AGREEMENT are several and not joint. In no event shall any ceding company participate in the interests or liabilities of any other ceding company.

Article XI – Claims

A.	Coverage. Claims covered under this AGREEMENT include only death claims, which are those due to the death of an insured on a policy reinsured under this AGREEMENT, and any additional benefits specified in Schedule A that are provided by the underlying policy and are reinsured under this AGREEMENT.

B.	Notification. The CEDING COMPANY shall promptly notify the REINSURER’S Claim Manager in writing whenever the CEDING COMPANY has received notice of a claim involving reinsurance under this AGREEMENT. If a survivor life plan is involved, the CEDING COMPANY shall notify the REINSURER of each death.

C.

Proofs.  The CEDING COMPANY shall promptly provide the Reinsurer’s Claim Manager with proper claim proofs, including a copy of the proof of payment by the CEDING COMPANY, a copy of the insured’s death certificate, and a copy of the claimant’s statement. When requested by the REINSURER for a specified claim, however, the CEDING COMPANY shall provide all claim investigation and underwriting papers. In addition, for claims identified in Section D below, the CEDING COMPANY will send the REINSURER a copy of all papers in connection with the claim.

D.	Contestable, Incontestable and Special Circumstances Claims. While the REINSURER retains the right to request and receive all documents related to any claim, the CEDING COMPANY will automatically send all documents related to the underwriting of the risk and the investigation of the claim, including all rescission letters or notices, in the following circumstances:

a)	all claims incurred during the contestable period;

b)	all claims where the death of the insured occurred outside of the United States;

c)	all claims when fraud is suspected; and

d)	all claims incurred during the incontestable period whether either: i) the total face amount of the reinsured policy is equal to or greater than $1,000,000; or ii) the amount of reinsurance ceded to the Reinsurer on the policy is equal to or greater than $300,000.

In all situations, the CEDING COMPANY shall conduct a prudent and reasonable claim investigation. If the CEDING COMPANY has elected to consult the REINSURER about a particular claim, then after the REINSURER has reviewed all of the claim papers it shall provide the CEDING COMPANY with its non-binding opinion within five (5) working days as to how the REINSURER would have handled the claim if it had been the REINSURER’S claim. Given the CEDING COMPANY’S relationship with its claimant, the CEDING COMPANY is not obligated to follow the REINSURER’S opinion.

E.	Payment of Reinsurance Benefits. Life reinsurance benefit payments will be made in a single sum, regardless of the CEDING COMPANY’S settlement options, unless or until the Ceding Company elects to deduct claims payments from its monthly statement, as provided for in Article XVIII.

F.	Interest. If the CEDING COMPANY is obliged by applicable state law or court order to pay interest from a specified date, such as the date of death of an insured, on a particular policy, the REINSURER shall pay its share of the interest at the same rate and for the same period as that which the CEDING COMPANY is required, excluding interest on extra-contractual obligations.

G.	Contest, Compromise or Litigation. The CEDING COMPANY shall promptly notify the REINSURER in writing of the CEDING COMPANY’S intention to contest, compromise or litigate a claim. The CEDING COMPANY shall provide the REINSURER with all information and the REINSURER shall have an opportunity to review such information. Within fifteen (15) working days after receipt of all the necessary information, the REINSURER shall have the following options:

a)	Decline to participate in the contest, compromise or litigation of the claim. The REINSURER shall thereafter discharge its liability with respect to any contested, compromised or litigated claim by paying to the CEDING COMPANY the REINSURER’S proportionate share of the claim as if there had been no controversy. Upon such discharge, the REINSURER shall not be liable for any portion of any claim expenses as described in Section H, incurred with respect to such claim, nor shall the REINSURER share in any reduced settlement.

b)	After consultation with the CEDING COMPANY, the REINSURER agrees to pay its share based on the results of the contest, compromise or litigation (AGREEMENT to be communicated by the REINSURER to the CEDING COMPANY in writing). The REINSURER will pay its share of all reasonable claim expenses as described in Section H, of the contest, compromise or litigation.

H.	Claim Expenses. The REINSURER will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the REINSURER has discharged its liability pursuant to Section G a) above. If the REINSURER has so discharged its liability, the REINSURER will not participate in any expenses incurred thereafter. The REINSURER will not reimburse the CEDING COMPANY for routine claim and administration expenses, including, but not limited to, the CEDING COMPANY’S office expenses, salaries or expenses of employees of the CEDING COMPANY or of any subsidiary or affiliate of the CEDING COMPANY, and any extra-contractual damages. Claim investigation expenses do not include expenses incurred by the CEDING COMPANY as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

I.	Misstatement of Age or Sex. In the event of a change in the amount of the CEDING COMPANY’S liability on a reinsured policy due to a misstatement of age or sex, the REINSURER’S liability will change proportionately. The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference will be settled without interest.

J.	Extra-Contractual Damages. In no event will the REINSURER participate in any extra-contractual damages, including without limitation any punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this AGREEMENT.

Subject to the foregoing paragraph, to the extent permitted by law, the REINSURER shall share proportionately with respect to extra-contractual damages only if the REINSURER specifically consented in writing prior to the relevant acts, course of conduct or omissions to the act, of the CEDING COMPANY that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed proportionately.

The REINSURER will not be liable for any extra-contractual damages resulting from the CEDING COMPANY’S failure to implement the agreed upon course of action, such as the filing of timely pleadings or meeting court or statutory deadlines, etc.

For purposes of this Article, the following definitions will apply:

•	“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

•	“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

•	“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute. In no event, for the purposes of this AGREEMENT, does the term include punitive damages.

Article XII – Negotiation

A.	Within fifteen (15) days after either party has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B.	If the officers cannot resolve the dispute within the earlier of thirty (30) days of their first meeting and ninety (90) days following the first written notice pursuant to Paragraph A, the CEDING COMPANY and the REINSURER agree that the CEDING COMPANY and the REINSURER will submit the dispute to arbitration as provided in Article XIII. However, the CEDING COMPANY and the REINSURER may agree in writing to extend the negotiation period for an additional thirty (30) days.

Article XIII – Arbitration

A.	It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this AGREEMENT. The parties will act in all things under this AGREEMENT with the highest good faith. If, after the procedure required by Article XII, the REINSURER and the CEDING COMPANY cannot mutually resolve a dispute respecting performance of this AGREEMENT; the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this AGREEMENT plus, as necessary, on the customs and practices of the life insurance, and life reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B.	To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute, the remedy sought, and appointing its arbritrator. The party to which the notice is sent will respond to the notification in writing within twenty (20) days of its receipt.

C.	There will be three arbitrators who will be neutral current or former officers of life insurance or life reinsurance companies other than the contracting companies or affiliates thereof. The CEDING COMPANY and the REINSURER will each appoint one of the arbitrators and these two arbitrators will select the third (“Umpire”), who shall be neutral regarding the dispute. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on the Umpire within thirty (30) days of the appointment of the second arbitrator, then the Umpire will be chosen using ARIAS-US procedures. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

The arbitrators shall issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, within one-hundred twenty (120) days following the last day of the final hearing, the arbitrators shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law, other than (i) statutory provisions concerning preliminary relief and the enforcement of arbitration agreements, and (ii) the United States Federal Arbitration Act.

D.	The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing. The decision of the arbitrators will be final and binding upon the parties and their respective successors and assigns. Each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York and/or in any other court of competent jurisdiction.

E.	Each party will bear the cost of its own arbitration activities, including its appointed arbitrator and any attorney and witness fees, and the parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

Article XIV – Insolvency

A.	A party to this AGREEMENT will be deemed “insolvent” when it:

a)	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b)	Is adjudicated as bankrupt or insolvent; or

c)	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

d)	Becomes the subject of a rehabilitation, conservation, liquidation, dissolution or other similar proceeding (“delinquency proceeding”), is deemed insolvent by the insurance regulatory authority of its state of domicile, or become subject to a liquidation order in the party’s state of domicile.

In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its liquidator, rehabilitator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B.	In the event of insolvency of the CEDING COMPANY, the liquidator, rehabilitator, receiver or statutory successor will within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, rehabilitator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C.	Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this AGREEMENT are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of the right of offset is not in breach of any material provision of this AGREEMENT. This right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

D.	In the event the REINSURER is insolvent within the meaning of paragraph A of this article and upon giving written notice to the REINSURER, the CEDING COMPANY may recapture all of the business reinsured by the REINSURER under this Agreement. In the event the CEDING COMPANY exercises the recapture option, the unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

Article XV – Right to Inspect

A.	The REINSURER, or its duly authorized representatives, will have the right to inspect all documents relating to underwriting, claims processing, and administration of the business reinsured under this AGREEMENT. Such access will be provided during regular business hours at the office of the CEDING COMPANY.

B.	The REINSURER’S right of access as specified above will survive until all of the REINSURER’S obligations under this AGREEMENT have terminated or been fully discharged.

Article XVI – Duration of Agreement

A.	This AGREEMENT shall be unlimited in duration, but may be terminated as to new reinsurance at any time by either party giving ninety (90) days’ written notice of termination. The day the notice is given in accordance with Article XXIII, Paragraph E will be the first day of the ninety (90) day period.

B.	During the ninety (90) day period, this AGREEMENT will continue to operate in accordance with its terms.

C.	The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this AGREEMENT, with respect to all reinsurance effective prior to termination of this AGREEMENT.

Article XVII – DAC Tax Article (Treasury Regulation Section 1.848-2 (g)(8) Election)

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this AGREEMENT remains in effect including the first taxable year in which this AGREEMENT is effective.

1.	The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

3.	The party with the net positive consideration for this AGREEMENT for each taxable year will capitalize specified policy acquisition expenses with respect to this AGREEMENT without regard to the general deductions limitation of IRC Section 848(c)(1).

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this AGREEMENT each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

5.	Each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective which identifies the agreement for which this joint election under Treas. Reg. §1.848-2(g)(8) has been made.

6.	The CEDING COMPANY and the REINSURER individually represent and warrant they respectively are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

Article XVIII – Offset

Any debts or credits, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid provided the party that seeks to avail it self of this right of offset is not in breach of any material provision of this Agreement.

The right of offset will not be affected or diminished because of the insolvency of either party, except as otherwise provided by law.

Article XIX – Compliance

The parties shall comply with all such laws, statutes, regulations and rules applicable to the business reinsured under this AGREEMENT, including without limitation all applicable anti-money laundering, OFAC, and Patriot Act legislation and related regulations.

Article XX – Confidentiality

A.	Nonpublic Personal Information

1.	The REINSURER will keep all Nonpublic Personal Information disclosed to it by the CEDING COMPANY at any time prior to or subsequent to the date hereof in connection with or pursuant to this AGREEMENT strictly confidential. The REINSURER will disclose and use such Nonpublic Personal Information only in the ordinary course of business in carrying out its activities as the REINSURER under this AGREEMENT, as permitted or required by applicable law, including without limitation §420.11 of New York Insurance Department Regulation 169. The REINSURER will take appropriate steps to develop and implement safeguards to protect the security, confidentiality and integrity of the Nonpublic Personal Information in its possession in accordance with applicable Privacy Laws and Regulations, including without limitation §501(b) of the Gramm-Leach-Bliley Act and New York Insurance Department Regulation 173 and to report to the CEDING COMPANY, upon request, from time to time with regard to the same. The REINSURER acknowledges that remedies at law may be inadequate to protect against breach of this paragraph and therefore agrees that the CEDING COMPANY may seek injunctive relief if the REINSURER breaches this Article as set forth in paragraph F below.

2.

“Nonpublic Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of reinsured policies or contracts issued by the CEDING COMPANY, and their representatives, that is not publicly available. Nonpublic Personal Information does not include de-identified personal data, i.e.; information that does not identify, or could not reasonably be associated with, an individual.

3.	The CEDING COMPANY will obtain appropriate consents from its insureds the extent necessary to enable the parties to fully exercise their rights and perform their obligations under this AGREEMENT.

B.	Proprietary Information

1.	The CEDING COMPANY and the REINSURER acknowledge that compliance with the terms of this AGREEMENT may require that they exchange Proprietary Information with each other.

2.	Proprietary Information includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines and decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, the specific terms and conditions of this AGREEMENT.

3.	Proprietary Information will not include information that:

a)	is or becomes available to the general public other than as a result of disclosure by the party receiving the information (hereinafter the “Recipient”);

b)	is developed independently by the Recipient;

c)	is acquired by the Recipient from a third party that is not known by the Recipient to be bound to keep the information confidential; or

d)	was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

C.	The CEDING COMPANY and REINSURER shall hold all Proprietary Information pertaining to this AGREEMENT in Confidence and will not disclose such information except for retrocession, securitization, or structured, asset-backed or asset-based financing purposes or to their own directors, officers, employees, affiliates, third party service providers, tax advisors, arbitration panel, auditors, consultants, retrocessionaires, and advisors (collectively the “Representatives”) who need to know such information in connection with this AGREEMENT and are under an obligation of confidentiality to the Recipient. Furthermore, the CEDING COMPANY and REINSURER shall inform all Representatives of the confidentiality of the Proprietary Information, will direct such Representatives to treat the information accordingly, and in the case of retrocessions, securitizations and other third party transactions, will obtain corresponding confidentiality protections in written agreements by such recipients. [Proprietary Information shall not be disclosed in connection with securitization or other financing transaction except in an aggregated form such that the information cannot be associated with the disclosing party.]

D.	The CEDING COMPANY may disclose Proprietary Information to the REINSURER as necessary to perform its internal risk-management functions and to comply with the

REINSURER’S requirements. The CEDING COMPANY or REINSURER may disclose Proprietary Information to its external auditors as necessary to comply with audit requirements. The parties will take reasonable steps to assure such outside parties maintain the confidentiality of such Proprietary Information.

E.	Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will, when able, provide the other party with prompt notice prior to disclosure so that the other party may seek an appropriate remedy. In the event that adequate notice cannot be given or the other party elects not to seek or is unable to obtain a protective order or other remedy, the disclosing party will disclose only that portion of the Proprietary Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Proprietary Information. Nothing in this AGREEMENT or its performance shall be deemed a waiver of a party’s attorney-client privilege.

F.	The CEDING COMPANY and REINSURER understand and agree that any disclosure of Proprietary Information may cause irreparable harm to either party for which monetary damages may not be an adequate remedy. Accordingly, in the event of any breach or threatened breach of this article of the AGREEMENT, the CEDING COMPANY or REINSURER shall be entitled to seek injunctive relief in addition to any other available remedies. Nothing in the Arbitration Article of this AGREEMENT shall limit or be deemed to limit the right to injunctive relief as provided in this paragraph.

G.	The provisions of this Article XX shall survive termination of this AGREEMENT.

Article XXI – OFAC and Anti-Money Laundering Programs

A.	The U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) administers and enforces sanctions policy under various U.S. laws by requiring a license for business transactions. U.S. persons, including U.S. companies, are restricted from transacting unlicensed business involving any country, individual or entity for which an OFAC license is required, including those on OFAC’s list of “Specially Designated Nationals and Blocked Persons” or “SDNs.”. The CEDING COMPANY and the REINSURER wish to make best efforts to comply with such OFAC requirements and all other laws, regulations, judicial and administrative orders applicable to the business reinsured under the agreements.

B.	The CEDING COMPANY will only cede business to the REINSURER on a permanent resident of the U.S. or Canada or a foreign national residing in a country shown in Schedule A. Neither the CEDING COMPANY nor the REINSURER shall be required to take any action under the agreements that would result in either party being in violation of said laws. The CEDING COMPANY and the REINSURER acknowledge and agree that a death claim is not payable if said payment would cause either party to be in violation of any law. Should either party discover a payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including, but not limited to, the return of the payment, unless prohibited by law.

C.	The CEDING COMPANY and the REINSURER shall cooperate in order to take all necessary corrective actions on coverage for any policy where its issuance, maintenance or performance would be in violation of any sanctions laws administered by OFAC, as such laws may be amended from time to time.

D.	The CEDING COMPANY and the REINSURER shall maintain an effective anti-money laundering program as required by law. The CEDING COMPANY and the REINSURER shall not knowingly accept money or provide reinsurance for illegal tax avoidance.

Article XXII – Good Faith and Financial Solvency

A.	This AGREEMENT is entered into in reliance on the representations and disclosures as expressly set forth in this AGREEMENT. It requires the utmost good faith of the parties, their representatives, successors, and assigns in the performance of this AGREEMENT.

B.	Each party represents and warrants that it is solvent on a statutory basis on the date hereof in its state of domicile.

C.	“Material” or “materially” for the purpose of Article XXII will mean facts that a prudent reinsurer or insurer would consider as reasonably likely to affect the REINSURER’S experience under the AGREEMENT. The CEDING COMPANY represents and warrants that, to the best of its knowledge:

a)	It has disclosed to the REINSURER all information which is material to the risks being assumed hereunder; and

b)	There has been no material change in the information provided between the “as of” dates of the information and the date of Agreement execution.

This Article will not terminate or expire until all reinsured policies have been discharged or terminated in full.

D.	All reinsured policies will be issued and administered in accordance with the terms of this AGREEMENT. The CEDING COMPANY will notify the REINSURER in writing of any change in such Guidelines that materially affects the reinsured business. This AGREEMENT will not cover policies affected by such changes unless the REINSURER has agreed in writing and in advance with the changes. If the REINSURER fails to provide written exception within 45 days then the changes will be deemed accepted.

Article XXIII – Service of Suit

A.	It is agreed that in the event the obligations under this AGREEMENT are not performed by the REINSURER, at the request of the CEDING COMPANY, the REINSURER shall submit to the jurisdiction of any court of competent jurisdiction within the United States and shall comply with all the requirements necessary to give that court jurisdiction. All matters arising under this AGREEMENT shall be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the REINSURER’S rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process, in any such suit, may be made upon any then duly elected officer of the REINSURER (agent for service of process) at 401 North Tryon Street, Suite 800, Charlotte, North Carolina 28202. The REINSURER shall abide by the final decision of such court or of any appellate court in the event of an appeal, for any suit instituted against the REINSURER under this AGREEMENT.

B.	The agent for service of process is authorized and directed to accept service of process on behalf of the REINSURER in any such suit and/or upon the request of the CEDING COMPANY, give a written undertaking to the CEDING COMPANY that the agent will enter a general appearance on behalf of the REINSURER in the event such a suit is instituted.

C.	The REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of New York as its true and lawful agent for service of process (in addition to the above named agent), who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the CEDING COMPANY or any beneficiary arising out of this AGREEMENT, and hereby designates the above named as the person to whom the CEDING COMPANY is authorized to mail such process or a true copy thereof.

D.	This Article shall not be interpreted to conflict with or override the obligations of the parties to arbitrate, as specified in Article XIII. This Article is intended as an aid in compelling arbitration or enforcing an arbitration award, not as an alternative to resolving disputes in accordance with Article XIII.

Article XXIV – Miscellaneous

A.	This AGREEMENT, inclusive of all Schedules, shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this AGREEMENT and any change or modification of this AGREEMENT shall be null and void unless made by amendment to the AGREEMENT and signed by both parties.

B.	This is an agreement of indemnity reinsurance solely between the CEDING COMPANY and the REINSURER. Neither the cession nor the acceptance of risks under this AGREEMENT will create any right in any other person or any right or legal relationship between the REINSURER and the insured, owner or beneficiary of any policy or contract issued by the CEDING COMPANY.

C.	Severability – If any provision of this AGREEMENT is determined to be invalid or unenforceable, such determination will not impair or affect the validity of the enforceability of the remaining provisions of this AGREEMENT. However, in the event this Article is exercised and the AGREEMENT no longer reflects the original intent of the parties, the parties agree to attempt to renegotiate this AGREEMENT in good faith to carry out its original intent.

D.	If at any time the REINSURER is no longer licensed or an accredited reinsurer in the state of domicile of the CEDING COMPANY, it shall take all actions necessary or appropriate to ensure that the CEDING COMPANY receives credit for all reinsurance hereunder in its Annual Statement to the State Insurance Department, including but not limited to providing a letter of credit or reinsurance trust, costs to be borne by the REINSURER, and compliance with New York Regulation 20 (if applicable).

E.	NOTICES AND COMMUNICATIONS

Notices and other communications required or permitted to be given under this AGREEMENT shall be deemed to have been duly given if communicated, or confirmed, between the parties by facsimile, electronic mail or regular mail and/or telephone for the following:

1)	the submission (including medical reports and exchange of information) for facultative review

2)	administration issues, including but not limited to, payment of premiums

3)	routine administration and electronic reporting format policy

4)	claims notices, proofs and claim contests

5)	actuarial and material changes regarding pricing

6)	document drafting and review

7)	taxes

8)	auditing

9)	all general and routine communications

Notices and other communications related to other matters than included above, especially legal matters, required to be given under this AGREEMENT shall be effective if in writing and (i) mailed postage prepaid by United States registered or certified mail, return receipt requested, or (ii) delivered by overnight express mail, or (iii) sent by facsimile transmission followed by a confirmation mailed by first class or overnight mail to:

1.	If to the CEDING COMPANY:

AXA EQUITABLE LIFE INSURANCE COMPANY

REINSURANCE DEPARTMENT

525 WASHINGTON BLVD, 34TH FLOOR

JERSEY CITY, NJ 07310

2.	If to the REINSURER:

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

REINSURANCE DIVISION

401 N. TRYON STREET

CHARLOTTE, NC 28202

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed and sent as provided in this Section will (a) if delivered personally or by overnight express, be deemed given upon delivery; (b) if delivered by facsimile transmission, be deemed given when electronically confirmed, and (c) if sent by registered or certified mail, be deemed given when marked postage prepaid by the sender’s terminal. Any party from time to time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

F.	This AGREEMENT shall be binding to the parties and their respective successors and permitted assignees. This AGREEMENT may not be assigned by either party without the written consent of the other. This AGREEMENT may be modified or amended only by a writing duly executed and delivered on behalf of each party by its respective duly authorized officers. This AGREEMENT may not be novated except by amendment executed by all parties to be bound. Neither party will unreasonably (solely from its own perspective) withhold consent to an assignment or agreement to a novation.

G.	Choice of Law – All Provisions of this AGREEMENT are subject to the laws of the State of New York.

H.	No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this AGREEMENT shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this AGREEMENT. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this AGREEMENT shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

I.	The CEDING COMPANY will bear the expense of all medical examinations, inspection fees, and other changes incurred in connection with the original policy.

Article XXV – Execution of Agreement

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed, in duplicate, by their respective duly authorized officers.

AXA EQUITABLE LIFE INSURANCE COMPANY & MONY LIFE INSURANCE COMPANY		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

On	22 Dec 2010	On	December 10, 2010

By:		By:
	Title AVP & Actuary		Title Vice President

On	29 Dec 2010	On	December 10, 2010

By:		By:
	Title AVP Reinsurance		Title Second Vice President

SCHEDULE A – Reinsurance Specifications

A.	Plans Covered

The following Fully underwritten, single or joint life, individual term and permanent life plans and their associated benefit riders providing for level, decreasing, or increasing death benefit coverage will be covered under this Agreement:

Product Name	Type	Effective Date	Termination Date
Term 10	Term	04/01/10
Term 15	Term	04/01/10
Term 20	Term	04/01/10
ART	Term	04/01/10
Athena UL Series	Single Life/Perm	04/01/10
Incentive Life Legacy Series	Single Life/Perm	04/01/10
Incentive Life Optimizer Series	Single Life/Perm	04/01/10
Interest-Sensitive Whole Life	Single Life/Perm	04/01/10
Corporate Owned Incentive Life	Single Life/Perm	04/01/10
Athena UL ESLI	Single Life/Perm	04/01/10
Athena Survivorship UL Series	Joint Life/Perm	04/01/10
Survivorship Incentive Life Legacy Series	Joint Life/Perm	04/01/10
Indexed Universal Life	Single Life/Perm	07/12/10

Riders Covered

Integrated Term Rider

Estate Protection Rider

No-Lapse Guarantee Rider (NLG)

Return of Premium Rider (ROPR)

Paid-Up Additions

Option to Split Riders

Living Benefits (Accelerated Benefit) Rider

Cash Value Enhancement rider

Cash Value Plus Rider

Charitable Legacy Rider

B.	Automatic Reinsurance Specifications

The CEDING COMPANY will cede risks on an automatic YRT basis according to the following layered structure.

•	CEDING COMPANY will retain 100% up to the first $10M of risk (or less if the CEDING COMPANY’S maximum retention limit on a risk is less than $10M).

•	The CEDING COMPAY will retain 50% of the risk over $10m up to its retention, shown below in section C.

•

Once the CEDING COMPANY’S full per life retention is reached, the CEDING COMPANY will retain 0% of additional amounts, provided the total reinsurance ceded is less than or equal to the total automatic binding limits outlined in Section D.

C.	CEDING COMPANY’s Total Automatic Binding Limits

REDACTED

*	On Joint Lives, determine the retention limit for each life separately using the joint life column and take the greater of the two amounts. If one life is rated X, then use the Single Life retention for the other life – cannot exceed $20M in this case.
**	There is no Joint Life coverage/reinsurance for issue Ages 15-19.

Note: Foreign National Risks Retention is $10M.

Foreign National Risks – The REINSURER provides $5M of automatic excess capacity for the following countries: Mexico, Dominican Republic (residents of Santo Domingo only) and Argentina.

For Foreign Nationals residing in Argentina, Dominican Republic (Santo Domingo only), and Mexico, the Automatic Issue Limit is $15,000,000 and the CEDING COMPANY’s retention is $10 million, provided the proposed insured is between ages 18-70 and at a standard rate only. Preferred classification is not available and sub-standard risks are not eligible for automatic excess coverage.

The following risks must be submitted Facultatively:

•	Professional Athletes or Coaches

•	High Profile Entertainers

•	Private Pilots

•	Ratable Avocations

D.	REINSURER’s Percentage of the Total Automatic Binding Limits

REDACTED

SCHEDULE B – Premium Rates

The premium rates below are expressed as a percentage of the 2001 VBT Age Nearest Birthday tables. Premium percentages are level in all years.

Reinsurance Premiums are payable only until the policyholder reaches attained age (AA) 100 while reinsurance coverage will continue as long as the policy remains inforce.

Automatic Premium Rates:

REDACTED

Term 20

REDACTED

3 Non-Tobacco Classes:

REDACTED

Permanent Joint Life Products

3 Non-Tobacco Classes:

REDACTED

For all unisex single life rates, use a mix of 80% male and 20% female rates.

For all unisex joint life rates, use a mix of 50% male and 50% female rates.

Facultative Premium Rates are the same as automatic. Participation in facultative support is contingent upon participation in the automatic reinsurance.

REDACTED

Rider Premium Rates

Use the same rates as those applied to the base policy.

Substandard Premium Rates

The substandard premiums for individual lives will be in accordance with the following percentages times the Standard Non-Tobacco or Tobacco premiums that would apply to the product being reinsured if it had been underwritten as standard.

REDACTED

SCHEDULE B-1

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

SCHEDULE C – Preferred Criteria and Age and Amount Requirements

life underwriting

condensed guide/

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

REDACTED

SCHEDULE D – Reports

REDACTED

REDACTED

SCHEDULE D – Reports

REDACTED

REDACTED

REDACTED

REDACTED